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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to incorporation by reference in the Registration Statement (Form S-8, dated March 31, 2003) pertaining to the Quovadx, Inc. Amended and Restated 1997 Stock Plan, Quovadx, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, Quovadx, Inc. Amended and Restated 1999 Director Option Plan, and Quovadx, Inc. Amended and Restated 2000 Nonstatutory Stock Option Plan, of our report dated February 3, 2003, with respect to the consolidated financial statements and schedule of Quovadx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Denver, Colorado
March 28, 2003